Exhibit 99.1

Banc of California Reaches Cooperation Agreement with Legion Partners Asset Management

IRVINE, Calif., (March 14, 2017) –Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that it has reached a Cooperation Agreement with Legion Partners Asset Management, LLC and certain of its affiliates. Legion Partners and its affiliates beneficially own approximately 6.6% of the Company’s outstanding common stock.

Under the terms of the agreement, the Company has agreed to expand the size of its board by two members and conduct a search in consultation with Legion Partners for two additional qualified independent directors to join the Boards of the Company and Banc of California, N.A., the Company’s subsidiary bank.

Legion Partners has agreed to withdraw its notice of nomination and submission of a business proposal submitted to the Company on February 6, 2017. Its proposed nominees, Marjorie Bowen and Roger H. Ballou, will be considered along with other qualified candidates for the two additional Board seats. The Board has not set a date by which the new seats will be filled.

These new independent directors will be in addition to the previous appointments of Richard Lashley and W. Kirk Wycoff, two highly qualified independent directors that the Board recently added to the Board. In total, following the addition of these two new directors, the Board will consist of nine directors, all of whom will be independent.

Robert D. Sznewajs, Chairman of the Board, said, “This agreement is an important next step in our ongoing efforts to increase shareholder involvement and add capable, qualified new talent to our Board of Directors. We value the constructive input we have received from Legion Partners and look forward to working with them as we identify the best independent candidates for the Board.”

Bradley Vizi, Managing Director of Legion Partners, said, “We are pleased with the progress from our joint effort over the last 90 days and look forward to building on this momentum in the future. Our collaboration has laid the foundation towards building a leading California banking franchise, which we believe will create significant long-term value for all stakeholders and eliminate the significant valuation gap between the Bank and its peer group.”

Mr. Sznewajs added, “The many recent positive developments at Banc of California, which include new leadership, improved governance policies, and a smooth transition by our interim management team, reinforce our confidence that the bank is well positioned to continue fulfilling its mission as California’s Bank and to benefit all our shareholders.”

Under the terms of the agreement, Legion Partners will vote its shares in support of any director nominated and recommended by the Board, and in support of other proposals recommended by the Board, subject to certain exceptions, at the 2017 annual meeting of stockholders. Legion Partners has also agreed to abide by certain customary standstill provisions, subject to certain conditions, including that it will not acquire greater than 10% of the outstanding common stock of the Company. The agreement will be in effect for the period starting from the signing of the agreement through the first day following the Company’s 2017 annual meeting of stockholders.

The complete agreement will be included as an exhibit to a Current Report on Form 8-K filed by the Company today.

The Company also announced today that it has been informed that The California State Teachers’ Retirement System (CalSTRS), which is not a party to the agreement, has withdrawn its 14a-8 proposal regarding amending the percentage of shares needed for the shareholders to amend the Company’s bylaws. Anne Sheehan, Director of

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com

Corporate Governance at CalSTRS, stated, “CalSTRS appreciates the opportunity to collaborate with Legion Partners and the Banc of California to build a first-class financial institution that serves our shared community. We look forward to continuing our work with Legion Partners and the Banc of California in moving toward best-in-class governance and making excellent additions to the Board of Directors.”

These announcements follow a series of recent steps taken by the Board to improve governance and create value for all shareholders. In the recent past, the Board has separated the roles of Board Chair and Chief Executive Officer; appointed Mr. Sznewajs as new Board Chair; added Mr. Lashley and Mr. Wycoff to the Board; separated the Compensation, Nominating, and Corporate Governance Committee into two separate committees focused respectively on compensation and governance; adopted a more rigorous policy restricting future related-party transactions; adopted a new policy regarding outside business activities that tightens controls on activities raising actual or apparent conflicts of interest; adopted majority shareholder approval for Board nominees; and reduced the number of Directors required to call a special meeting to just two Directors. In addition, the Company recently announced an agreement to sell its home loans division, accelerating its strategy to refocus the bank on the core commercial banking opportunities it sees in its California markets. The Company anticipates that these strategies may reduce earnings volatility and improve the bank’s efficiency.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com